Exhibit 10.2

June 29, 2025

Donald Allan, Jr.

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

Dear Don:

In connection with your upcoming retirement, the Board of Directors of Stanley Black & Decker, Inc. (the “Company”) and you have mutually determined that it is in the best interests of the Company and its shareholders for you to transition from the role of Chief Executive Officer of the Company to the role of Executive Chairman of the Board of Directors of the Company (“Board”) prior to your retirement. We are pleased to summarize the terms of your new position in this letter. Capitalized terms used but not defined herein will have the meanings set forth in Exhibit A hereto.

1. Term and Position. You will serve as Executive Chairman of the Board beginning on October 1, 2025 (the “Effective Date”) until September 30, 2026 (or such earlier date on which your employment as Executive Chairman ends pursuant to Section 3 below, the “Separation Date”).

2. Compensation. As of the Effective Date, your compensation as Executive Chairman will consist of the following:

a. Your annual base salary rate will be $1,100,000.

b. Your Management Incentive Compensation Plan (“MICP”) target bonus opportunity for the 2025 fiscal year will be the sum of (i) 160% of your earned base salary during the first nine months of the 2025 fiscal year and (ii) 150% of your earned base salary during the last three months of the 2025 fiscal year. Your actual MICP will be based on the weighted average payout percentage based on all metrics specified in the 2025 MICP multiplied by your target bonus opportunity, payable no later than March 15, 2026. Your MICP target bonus opportunity for the 2026 fiscal year will be 150% of your earned base salary prior to the Separation Date, and your actual MICP will be based on the weighted average payout percentage based on all metrics specified in the 2026 MICP multiplied by your target bonus opportunity, payable no later than March 15, 2027.

c. In 2026, you will receive a special equity incentive grant with an aggregate grant date value equal to $6,000,000 pursuant to the Company’s 2024 Omnibus Award Plan or a successor thereto (the “Plan”) comprised of the following: (i) 50% in the form of restricted stock units and (ii) 50% in the form of stock options, in each case subject to the terms of the Plan and the applicable award agreements thereunder. The special equity incentive grant will vest on the first anniversary of the date of grant, subject to your compliance with the terms here of (including the Restrictive Covenants, as defined below).

d. You will be eligible to participate in the employee benefit plans and perquisite programs (including paid time off) provided to other senior executives in accordance with the Company’s plans and policies.

e. The benefits, policies and compensation programs referenced in this Section 2 may be terminated or amended from time to time.

3. Termination of Employment.

a. Your employment is “at will” and may be terminated by the Company or you at any time for any reason. Upon your termination of employment for any reason, the Company will pay you any earned but unpaid base salary, as well as any annual bonus with respect to a prior fiscal year that has been earned but has not been paid. The termination of your employment on September 30, 2026 will be treated as a retirement for purposes of all Company plans and policies and any applicable agreements between you and the Company; provided, however, that if you resign prior to

September 30, 2026, your termination will not be treated as a retirement for purposes of the special equity incentive grant described in Section 2(c) above; provided, further, however, if you are terminated by the Company for Cause before September 30, 2026, then your termination of employment will be treated as for Cause for purposes of Company plans and policies and any applicable agreements between you and the Company. You will remain subject to the claw back and forfeiture provisions of the Company’s plans and policies as in effect from time to time, including the Company’s Financial Statement Compensation Recoupment Policy, and as set forth in any other applicable agreements.

b. So long as your employment is not terminated by the Company for Cause or by you prior to September 30, 2026, the Company will provide or arrange to provide you and your eligible dependents, at no greater cost to you than if you were an active employee of the Company, medical, dental, life, vision and prescription drug insurance benefits no less favorable than those provided to senior executives of the Company and their eligible dependents, in each case following your termination until you attain age 65, or, if sooner, until you become eligible for such benefits from a new employer (of which you will promptly notify the Company); provided, however, that, if the Company determines at any time that the payments relating to health and welfare benefits may violate the applicable plan terms or any applicable nondiscrimination or other legal requirements, the Company may instead make cash payments directly to you equal to the amounts it would have paid on your behalf for such benefits, plus an additional 50% of such amounts to approximate the amount of any incremental taxes owed by you thereon, and shall be subject to any applicable tax-related deductions and withholdings.

c. Notwithstanding anything herein to the contrary, unless your employment is earlier terminated by you or the Company in accordance with the foregoing paragraph, (A) you will be deemed to have given notice to the Board, on June 29, 2025, that you intend to retire from all positions with the Company and its subsidiaries (including the Board) effective September 30, 2026, and (B) you acknowledge and agree that your employment as Executive Chairman, along with all other positions that you hold with the Company and its subsidiaries and affiliates (including the Board), will automatically terminate, effective as of September 30, 2026, without any further action on your part. For the avoidance of doubt, upon termination of your employment with the Company for any reason, including retirement, you acknowledge and agree that you will resign, effective as of the Separation Date, from all positions with the Company and its subsidiaries (including the Board), and you will execute any additional documentation that is requested by the Company in connection therewith.

4. Restrictive Covenants. In exchange for your continued employment and the compensation provided herein, which you acknowledge are sufficient consideration, you agree to continue to comply with the confidentiality, nonsolicitation and other restrictive covenants set forth in Exhibit B to Prior Letter Agreement (the “Restrictive Covenants”).

5. Section 409A.

a. This letter shall be interpreted and administered so as to ensure that the payments contemplated hereby to be made by the Company are exempt from, or comply with, Section 409A. A termination of employment will not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A).

b. Each amount payable hereunder in one or more installments shall be considered a “separate payment” and not a series of payments for purposes of Section 409A. The parties intend that each amount payable hereunder that qualifies for the exception from the definition of “deferred compensation” under Treasury Regulation Section 1.409A-1(b)(4) (concerning short-term deferrals) or 1.409A-1(b)(9) (concerning separation pay plans) shall be so treated as exempt.

6. Indemnification. To the fullest extent permitted by the Company’s certificate of incorporation and by-laws, or, if greater, by the laws of the State of Connecticut, the Company will promptly indemnify and hold you harmless for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs, expenses (including reasonable attorneys’ fees), ERISA excise taxes, or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or paid by you in connection with any action, proceeding, suit or investigation (a “Proceeding”) to which you are made a party, or are threatened to be made a party, by reason of the fact that you are or were a director, officer or employee of the Company or you are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, programs or arrangements, whether or not the basis of such Proceeding is your alleged action in an official capacity. Such indemnification will continue even if you have ceased to be a director, employee or agent of the Company or other affiliated entity and will inure to the benefit your heirs, executors and administrators. The Company will advance to you all reasonable costs and expenses incurred by you in connection with a Proceeding within 15 calendar days after receipt by the Company of a written request from you for such advance. Such request shall include an undertaking by you to timely repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses. The Company also agrees to maintain a director’s and officers’ liability insurance policy covering you to the extent the Company provides such coverage for its other senior executive officers. Following the Separation Date, the Company shall continue to maintain a directors’ and officers’ liability insurance policy for your benefit which is no less favorable than the policy covering other senior officers of the Company.

7. Stock Ownership Guidelines. You agree that (a) you will be subject to the Company’s Stock Ownership Guidelines for Executive Officers, as amended from time to time (the “Stock Ownership Guidelines”) and (b) the initial target ownership requirement applicable to you under the Stock Ownership Guidelines will be six times your annual base salary (as in effect from time to time). The target ownership requirement applicable to you under the Stock Ownership Guidelines may be adjusted from time to time by the Board in its sole discretion.

8. Governing Law and Arbitration. This letter will be governed by, and construed in accordance with, the laws of the State of Connecticut, without reference to principles of conflict of laws. Except for the Company’s right to seek injunctive relief, all disputes arising in connection with this letter will be settled by expedited arbitration conducted before a panel of three arbitrators sitting in Hartford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding will be binding on you and the Company. Judgment may be entered on the award of the arbitrators in any court having jurisdiction.

9. Entire Agreement. The Company and you acknowledge that this letter (together with Exhibit A hereto) and the Restrictive Covenants constitute the entire understanding between the Company and you with respect to the subject matter hereof and supersedes any other prior agreement or other understanding, whether oral or written, express or implied, concerning the same, including the Prior Letter Agreement (other than the Restrictive Covenants) and your Change in Control Severance Agreement. This letter supersedes in its entirety any prior compensation or bonus agreements or understandings between you and the Company on the matters set forth in this agreement; however, it does not supersede any agreements or understandings relating to your outstanding long-term incentive awards, except as expressly stated herein. This letter is personal to you and is not assignable by you and will be binding upon the Company and its successors.

Sincerely,

STANLEY BLACK & DECKER, INC.

/s/ Janet M. Link
Janet M. Link
Senior Vice President,
General Counsel and Secretary

Agreed June 29, 2025 :

/s/ Donald Allan, Jr.
Donald Allan, Jr.

EXHIBIT A

DEFINITIONS

“Cause” means (A) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) or material misconduct in connection with the performance of your duties to the Company that has not been cured within 30 calendar days after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company or any of its affiliates, (C) your conviction of (or plea of nolo contendere to) any felony or any other crime involving dishonesty, fraud or moral turpitude, (D) any violation of the Company’s policies relating to compliance with applicable laws that has a material adverse effect on the Company or any of its affiliates or (E) your material breach of the Restrictive Covenants.

“Change in Control Severance Agreement” means the Change in Control Severance Agreement, dated December 4, 2018, between the Company and you.

“Prior Letter Agreement” means that certain letter agreement between you and the Company dated May 31, 2022.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other Internal Revenue Service guidance promulgated thereunder.